Exhibit 2.1

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (the “Agreement”) is made and entered into this 7th day of December 2010 by and among USD ENERGY CORP., a Nevada corporation, with its principal place of business at 9880 N. Magnolia Ave., #176 Santee, CA, USA 92071 (“USD”); SANTA TERESA MINERALS, S.A., a Chilean close corporation with its principal place of business at Bascunan Guerrero 530 Santiago, Chile (“STM”); and the shareholders of STM listed on Exhibit A attached hereto and made a part hereof (individually and collectively referred to herein as the “STM Shareholders”). USD, STM and each of the STM Shareholders shall be individually referred to herein as a “Party” and collectively as the “Parties”.

PREAMBLE

WHEREAS, USD has authorized capital stock consisting of 100,000,000 shares of common stock, $.001 par value per shares (“USD Common Stock”), of which 3,067,767 shares are issued and outstanding; and

WHEREAS, STM has authorized capital stock consisting of 15,000 shares of common stock, $.001 par value per share (the “STM Common Stock”), all of which shares are issued and outstanding and owned by the STM Shareholders; and

WHEREAS, STM is indebted to Juan Carlos Camus Villegas (“Villegas”) for an amount equal to $1,087,000; and

WHEREAS, USD desires to acquire all of the STM Common Stock owned by the STM Shareholders, making STM a wholly owned subsidiary of USD, in exchange for 25,500,000 shares of USD Common Stock, and the STM Shareholders similarly desire to make such exchange; and

WHEREAS, in connection with such exchange, USD is to become responsible for the repayment of the debt owed by STM to Villegas; and

WHEREAS, the Parties had previously entered into an Acquisition Agreement, dated October 25, 2010 (the “Previous Acquisition Agreement”), whereby, among other things, the STM Shareholders were to exchange all of the issued and outstanding shares of STM in exchange for a certain amount of shares of USD; and

WHEREAS, USD, STM and Villegas had previously entered into that certain Convertible Debt Agreement, dated October 25, 2010 (the “Previous Debt Agreement”), whereby USD agreed to assume the debt of STM to Villegas in connection with the transactions contemplated by the Previous Acquisition Agreement; and

WHEREAS, the Parties now wish to terminate that Previous Acquisition Agreement and Previous Debt Agreement and enter into this Agreement; and

WHEREAS, the Parties desire that the transactions contemplated by this Agreement qualify as a tax free exchange meeting the requirements of Article 368(a) (1) (B) of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in consideration of the premises, and of the promises, covenants and conditions contained herein, the Parties intending to be legally bound, hereby agree as follows:

ARTICLE 1
EXCHANGE OF SHARES

1.1 Exchange of Shares.  Subject to the hereinafter described conditions, at the Closing, USD shall sell, issue and deliver 25,500,000 shares of USD Common Stock (the “USD Shares”), to the STM Shareholders in exchange for the STM Shareholders conveying, assigning, transferring and delivering to USD all of their right, title and interest in all of the outstanding capital stock of STM, consisting of an aggregate of 15,000 shares of STM Common Stock (the “STM Shares”), free and clear of any and all mortgages, pledges, claims, liens and other rights and encumbrances.

1.2 Debt Exchange.  STM hereby confirms that it currently owes Villegas an amount equal to $1,087,000 (as adjusted at Closing pursuant to the below, the “Debt”).  The Debt is payable upon demand and bears no interest.  Subject to the hereinafter described conditions, at the Closing, Villegas shall convey, assign, transfer and deliver the Debt, free and clear of any and all mortgages, pledges, claims, liens and other rights and encumbrances, to USD, in exchange for USD selling, issuing and delivering to Villegas, a Convertible Promissory Note (the “Convertible Note,” and together with the USD Shares, the “USD Securities”) substantially in the form attached hereto as Exhibit B, completed as appropriate and dated the date of Closing, for an amount equal to the Debt as of the Closing Date, not to exceed $1,087,000 (the “Debt”).   Effective upon the Closing, STM acknowledges and agrees that the Debt shall be payable to USD on the same terms as it was payable to Villegas.

ARTICLE 2
CLOSING

The exchange of the USD Shares for the STM Shares shall take place at the offices of Vogt, Resnick & Sherak, LLP, 4400 MacArthur Blvd., Ninth Floor, Newport Beach, California, or such other place as the Parties may mutually agree (the “Closing”). The Closing shall take place as soon as practicable after the fulfillment or waiver of each of the conditions set forth in Article 4.  The date on which the Closing occurs is referred to herein at the “Closing Date”.

ARTICLE 3
EXEMPTION FROM REGISTRATION

3.1 STM Shareholders’ Representations. The STM Shareholders each hereby represent, warrant, covenant and acknowledge that:

(a) He or she understands and acknowledges that (i) the USD Securities are being offered and sold to him or her hereunder are being offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in a private placement that is exempt from the registration provisions of the Securities Act under Section 4(2) of the Securities Act and Regulation D thereof; (ii) the availability of such exemption depends in part on, and that USD will rely upon the accuracy and truthfulness of, the representations set forth in this Agreement, and each STM Shareholder hereby consents to such reliance, and (iii) he or she has completely and accurately completed the “accredited investor” questionnaire included on their signature page to this agreement, certifying that he or she is an "accredited investor" within the meaning of Regulation D under the Securities Act.

(b) He or she, either alone or together with his or her representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of an investment in the USD Securities, and has so evaluated the merits and risks of such investment; each STM Shareholder understands that an investment in the USD Securities involves a "high degree" of risk.

(c) He or she is able to bear the economic risk of an investment in the USD Securities and, at the present time, is able to afford a complete loss of such investment.

(d) He or she acknowledges that he or she has been afforded (i) the opportunity to ask such questions as he or she has deemed necessary of, and to receive answers from, representatives of USD concerning the terms and conditions of the USD Securities and the merits and risks of investing in the USD Securities; (ii) access to information about USD and USD’s financial condition, results of operations, business, properties, management and prospects sufficient to enable him or her to evaluate his or her investment in the USD Securities; and (iii) the opportunity to obtain such additional information which USD possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information that he or she has received about USD.

(e) All of the certificates for the USD Securities will bear legends restricting their transfer, sale, conveyance or hypothecation, unless such USD Securities are either registered under the Securities Act and under applicable state securities laws, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to USD, is provided certifying that such registration is not required as a result of applicable exemptions therefrom.

(f) The STM Shareholders are acquiring the USD Shares for investment purposes only, and not with a view to further sale or distribution.

(g) STM, the STM Shareholders and their advisors have been given and had access to all reports filed by USD with the Securities and Exchange Commission and have examined all of USD’s books, records and financial statements and fully and completely questioned USD’s officers and directors to their satisfaction as to all matters they deemed pertinent.

(h) The STM Shareholders acknowledge and agree that USD may place stop transfer orders with its transfer agent with respect to the USD Shares.

3.2 USD Representations. USD hereby represents, warrants, covenants and acknowledges that:

(a) USD shall not transfer any of the STM Shares except in compliance with applicable United States securities laws.

(b) It is acquiring the STM Shares for its own account for investment purposes only, and not with a view to further sale or distribution.

(c) USD has been given and had access to all books, records and financial statements of STM and has fully and completely questioned STM’s officers and directors to its satisfaction as to all matters it deemed pertinent.

ARTICLE 4
CONDITIONS TO CLOSING

4.1 The obligation of the STM Shareholders to exchange the STM Shares, and the obligation of Villegas to exchange the Debt, pursuant to this Agreement at the Closing Date are, at their option, subject to fulfillment by USD or waiver by the STM Shareholders of each of the following conditions:

(a) All representations and warranties of USD made in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date, and USD shall have performed or complied in all material respects with all agreements required by this Agreement to be performed or complied with by USD prior to or at the Closing. A certificate from USD certifying this condition shall be delivered at Closing.

(b) USD shall tender to the STM Shareholders certificates representing an aggregate of 25,500,000 shares of USD Common Stock, allocated to the STM Shareholders as set forth in Exhibit A, and such other items as shall be required to convey such stock to the STM Shareholders in compliance with all applicable laws.

(c) At Closing, USD shall tender to Villegas the Convertible Note.

(d) The Stock Purchase Agreement, dated the date hereof, by and among USD and certain USD shareholders and other persons (the “USD Principals”), shall be in full force and effect (the “Stock Purchase Agreement”).

(e) The Shareholders Rights Agreement, dated the date hereof (the “Shareholders Rights Agreement”), between the STM Shareholders and the USD Principals shall be in full force and effect.

(f) No proceeding shall be pending or threatened before any court or Governmental Entity (defined below) that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement or that imposes a substantial risk to ability of the STM Shareholders to obtain title to and possession of the USD Securities on the terms and conditions contemplated by this Agreement.

4.2 The obligation of USD to exchange the USD Securities pursuant to this Agreement at the Closing Date are, at its option, subject to fulfillment by the STM Shareholders or waiver by USD of each of the following conditions:

(a) All representations and warranties of STM and the STM Shareholders made in this Agreement shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of that date, and STM and the STM Shareholders shall have performed or complied in all material respects with all agreements required by this Agreement to be performed or complied with by STM or the STM Shareholders prior to or at the Closing. A certificate executed by all of the STM Shareholders certifying this condition shall be delivered at Closing.

(b) At Closing, the STM Shareholders shall tender to USD certificates representing all of STM’s authorized, issued and outstanding capital stock, duly executed and in proper form for transfer to USD, together with such executed consents, powers of attorney, stock powers and other items as shall be required to convey such stock to USD, in compliance with all applicable laws.

(c) Each of the STM Shareholders who is a married person and whose spouse is not a party to this Agreement shall deliver to USD a form of spousal consent executed by his or her spouse, which shall be in the form attached hereto as Exhibit C.

(d) Since the date of this Agreement, there shall have been no material adverse changes in STM’s assets or in the financial condition, operations, or prospects of STM.

(e) The Stock Purchase Agreement shall be in full force and effect.

(f) The Shareholders Rights Agreement shall be in full force and effect.

(g) An auditor (the “Auditor”), chosen by USD in its sole discretion, at USD’s expense, shall have completed an unqualified audit on the financial statements of STM as reasonably required by USD in order to satisfy its reporting obligations with the SEC, to the satisfaction of USD in its sole discretion, and the results of such audit shall be satisfactory to USD in its sole discretion.

(h) USD shall have prepared for filing, to its reasonable satisfaction, a current report on Form 8-K to announce the Closing, and shall have verified to its reasonable satisfaction, the information about STM contained in such current report on Form 8-K.

(i) No proceeding shall be pending or threatened before any court or Governmental Entity (defined below) that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement or that imposes a substantial risk to USD’s ability to obtain title to and possession of the STM Shares on the terms and conditions contemplated by this Agreement.

(j) USD shall have in good faith determined that there are no restrictions imposed by, and no approval, consent, ratification, waiver, license, permit, or other authorization necessary or required from, any Governmental Entity in Chile that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement, that imposes a substantial risk to USD’s ability to obtain title to and possession of the STM Shares on the terms and conditions contemplated by this Agreement, that substantially interferes with USD’s operation of STM, that prevents USD from distributing funds to STM, STM from distributing funds to USD, or USD from distributing funds to its shareholders, or that otherwise substantially interferes with USD’s intentions with respect to STM.  “Governmental Entity” shall mean any:

(a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

ARTICLE 5
POST-CLOSING MATTERS

5.1 Management of Mining Operations of STM.  Following the Closing, the current officers of STM will be retained by STM on an “employment at-will” basis to manage the day-to-day mining operations of STM as a wholly-owned subsidiary of USD, subject to the continuing sole discretion of USD management.

5.2 Change of Corporate Name.  As soon as reasonable practicable following the Closing, and subject to approval by the USD shareholders, the officers and directors of USD shall take all action needed to change the corporate name of USD to “Casa Blanca Mining Corp.”

ARTICLE 6
REPRESENTATIONS AND WARRANTIES
OF THE STM SHAREHOLDERS

The STM Shareholders hereby jointly and severally represent and warrant to USD as follows:

(a) The STM Shareholders are the registered and beneficial owners of the STM Shares and have good and marketable title to the STM Shares, with the right and authority to sell and deliver such STM Shares.

(b) STM is a corporation duly organized, validly existing, and in good standing under the laws of Chile, and has the legal capacity and all necessary corporate authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(c) STM has good and marketable title to all of its tangible and intangible assets free and clear of all liens, claims, charges, and any other encumbrances, and all of its machinery and equipment, is in good operating condition, ordinary wear and tear excepted. These assets are listed on Schedule 6(c) attached hereto.

(d) Each STM Shareholder has attained the age of majority in the jurisdiction in which he or she is resident and has the legal capacity and competence to enter into and be bound by this Agreement and to perform the covenants and obligations herein.

(e) STM has no liabilities other than those liabilities listed in Schedule 6(e) hereof.

(f) The STM Shares represent all of STM’s issued and outstanding capital stock. STM has no outstanding subscriptions, options, warrants, or other convertible securities that could result in the issuance of additional capital stock of STM prior to or after the Closing.

(g) This Agreement has been duly authorized, executed and delivered by STM and the STM Shareholders and constitutes a legal, valid and binding obligation of STM and the STM Shareholders, enforceable against STM and the STM Shareholders in accordance with its terms.

(h) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by STM or any of the STM Shareholders of, any of the terms or provisions of, or constitute a default under the certificate of incorporation or bylaws of STM, or any material agreement or instrument to which STM or any of the STM Shareholders is a party, or by which it, they or any of its or their properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over STM, the STM Shareholders or its or their properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which STM or any of the STM Shareholders is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by STM or any of the STM Shareholders of its or their obligations hereunder.

(i) There is no litigation or proceeding pending or, to the best knowledge of STM and the STM Shareholders, threatened, against STM, the property of STM, or any of the STM Shareholders which would have any effect on the validity or performance of this Agreement or have a material adverse effect on STM.

(j) STM and each of the STM Shareholders has filed with the appropriate governmental agencies all tax returns and tax reports required to be filed; all federal, state and local income, franchise, sales, use, occupation or other taxes due have been fully paid or adequately reserved for; and neither STM nor any of the STM Shareholders is a party to any action or proceeding by any Governmental Entity for assessment or collection of taxes, nor has any claim, for assessments been asserted against STM or any of the STM Shareholders.

(k) There are presently no contingent liabilities, factual circumstances, threatened or pending litigation, contractually assumed obligations or unasserted possible claims which are known to STM or the STM Shareholders.

(l) STM does not have any subsidiaries.

(m) The STM Shareholders own the STM Shares free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances and shall deliver the STM Shares to USD at Closing free and clear of all liens, claims, charges, preemptive rights, and any other encumbrances.

(n) STM is in full compliance with all applicable environmental laws, ordinances, and regulations, and there is no litigation or proceeding pending or, to the best knowledge of STM and the STM Shareholders, threatened, against STM, or the property of STM, concerning any environmental issue.

(o) Schedule 6(o) sets forth a true and complete list of all of the following contracts of STM (“Material Contracts”):

(1) Each agreement for the lease of real property and each agreement for the lease of personal property that provides for annual rental payments by STM of $50,000 or more;

(2) Each agreement pursuant to which STM has borrowed or is committed or entitled to borrow money; has lent or committed to lend money; and has given or is committed to give a guarantee of, or otherwise to incur primary or secondary liability for (including any letter of credit), any obligation of any other party in any amount;

(3) Each agreement that contains a covenant not to compete or other similar material restriction on STM (excluding ordinary course confidentiality provisions);

(4) Each (A) agreement between the STM and any director or officer of STM or any STM Shareholder; (B) agreement between STM and any former director or officer of STM that contains provisions that are in effect on the date of this Agreement; (C) employment agreement between STM and any employee that precludes STM from terminating such employee’s employment “at will” or requires the payment of any severance compensation upon termination of employment; and (D) agreement between an employee of STM and any other person that restricts the right of such employee to compete with such person, to solicit for hire or hire an employee or former employee of such person, or solicit a customer or supplier of such person;

(5) Each agreement that provides to any person any preferential right to purchase any of assets, properties or rights of STM, or which requires the consent of any third party to the transfer of any assets, properties or rights of STM;

(6) Each agreement pursuant to which STM has purchased or licensed from any person or licensed to any person, any of its intellectual property material to the business of STM, other than intellectual property which is embodied in any property, supplies or other item purchased or sold in the ordinary course of business; and

(7) Each agreement (or group of related agreements) not identified pursuant to any of the foregoing subsections that is to be performed in whole or in part at or after the date of this Agreement and which (A) cannot be canceled upon 60 days’ notice without payment or penalty of more than $50,000; (B) involves aggregate future payments by or to STM of more than $50,000 other than for the sale of goods or services in the ordinary course of business; or (C) involves material nonmonetary obligations to be performed later than one year from the date hereof.

(p) There are no restrictions imposed by, and no approval, consent, ratification, waiver, license, permit, or other authorization necessary or required from, any Governmental Entity in Chile that presents a substantial risk of the restraint or rescission of the transactions contemplated by this Agreement, that imposes a substantial risk to USD’s ability to obtain title to and possession of the STM Shares on the terms and conditions contemplated by this Agreement, that substantially interferes with USD’s operation of STM, that prevents USD from distributing funds to STM, STM from distributing funds to USD, or USD from distributing funds to its shareholders, or that otherwise substantially interferes with USD’s intentions with respect to STM.

ARTICLE 7
REPRESENTATIONS, WARRANTIES OF VILLEGAS

Villegas hereby represents and warrants to USD that he has the right and authority to sell and deliver the Debt.  Upon transfer of the Debt immediately after Closing, USD will receive good title to the Debt, free and clear of any and all mortgages, pledges, claims, liens and other rights and encumbrances.

ARTICLE 8
REPRESENTATIONS, WARRANTIES OF USD

USD hereby represents and warrants to the STM Shareholders as follows:

(a) USD is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has the legal capacity and all necessary corporate authority to carry on its business, to own its properties and assets, and to enter into and perform this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by USD and constitutes a legal, valid and binding obligation of USD, enforceable against USD in accordance with its terms.

(c) The execution and delivery of this Agreement and the performance of the obligations imposed hereunder will not conflict with, or result in a breach by USD of, any of the terms or provisions of, or constitute a default under the certificate of incorporation or bylaws of USD, or any material agreement or instrument to which USD is a party, or by which it or any of its properties or assets are bound, or result in a violation of any order, decree, or judgment of any court or governmental agency having jurisdiction over USD or USD’s properties, will not conflict with, constitute a default under, or result in the breach of, any contract, agreement, or other instrument to which USD is a party or is otherwise bound and no consent, authorization or order of, or filing or registration with, any court, governmental, or regulatory authority is required in connection with the execution and delivery of this Agreement and any related agreements or the performance by USD of its obligations hereunder.

(d) There is no litigation or proceeding pending or, to the best knowledge of USD, threatened, against USD which would have any material effect on the validity or performance of this Agreement.

(e) The USD Shares will, when issued, be duly authorized, validly issued, fully paid, and non-assessable. The shares of USD capital stock issuable upon conversion of the Convertible Note will, when issued in accordance with the terms thereof, be duly authorized, validly issued, fully paid, and non-assessable.

(f) USD does not have any subsidiaries.

(g) USD has good and marketable title to all of its assets free and clear of all liens, claims, charges, and any other encumbrances.

(h) USD has no liabilities other than those liabilities listed in its quarterly report on Form 10-Q for the period ended September 30, 2010.

ARTICLE 9
INDEMNIFICATION

9.1 Survival After Closing. The representations and warranties of the Parties contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months following the Closing Date (“Survival Period”), except for the representations and warranties contained in Sections 6(a), 6(f), 6(m) and 8(e)(collectively, the “Title Representations”), which shall survive forever.  All covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms.  No Party may make or assert any claim under any representation or warranty of the other Party contained herein after the expiration of the Survival Period applicable to such representation or warranty.  Any claim made or asserted within the applicable Survival Period prescribed above shall survive such expiration until such claim is finally resolved and all obligations with respect thereto are fully satisfied.

9.2 By STM Shareholders.  By execution of this Agreement, the STM Shareholders hereby agree to jointly and severally indemnify USD, its officers, directors and shareholders, and each of their respective successors and assigns, and hold them harmless against and in respect of:

(a) any and all losses, liabilities, costs, expenses or damages (including without limitation judgments and settlement payments) incurred by any of them directly or indirectly incident to, arising in connection with or resulting from or relating to any misrepresentation, breach, nonperformance by him or her under this Agreement or any inaccuracy of any representation or warranty by STM or the STM Shareholders; and

(b) any and all reasonable costs, expenses and all other actual damages reasonably incurred by USD in claiming, contesting or remedying any breach, misrepresentation, non-performance, inaccuracy or other matter described above, or in enforcing its right of indemnification hereunder, including, by way of illustration and not as a limitation, all legal, accounting and other professional fees and expenses, filing fees, collection costs and all fees, costs and expenses incurred in defending claims which, if successfully prosecuted, would have resulted in Damages (as defined herein).

9.3 By USD.  By execution of this Agreement, USD agrees to indemnify the STM Shareholders, and each of their respective successors and assigns, and hold them harmless from and against and in respect of:

(a) any and all losses, liabilities, costs, expenses or damages (including without limitation judgments and settlement payments) incurred by them directly or indirectly incident to, arising in connection with or resulting from or relating to any misrepresentation, breach, nonperformance by USD under this Agreement or inaccuracy of any representation or warranty by USD; and

(b) any and all reasonable costs, expenses and all other actual damages reasonably incurred by them in claiming, contesting or remedying any breach, misrepresentation, non-performance, inaccuracy or other matter described above, or in enforcing its right of indemnification hereunder, including, by way of illustration and not limitation, all legal, accounting and other professional fees and expenses, filing fees, collection costs and all fees, costs and expenses incurred in defending claims which, if successfully prosecuted would have resulted in Damages (as defined herein).

9.4 Damages.  Any and all of the items set forth in Sections 9.2 and 9.3 above for which a Party is entitled to be indemnified hereunder, net of appropriate adjustments for tax benefits and insurance coverage, are called “Damages.”

9.5 Initial Claim Notice.  When a Party becomes aware of a situation which may result in Damages for which it would be entitled to be indemnified hereunder, such Party (the “Indemnitee”) shall submit a written notice (the “Initial Claim Notice”) to the other Party or Parties (the “Indemnitor”) to such effect within thirty (30) days after it first becomes aware of such matter (the “Initial Claims Notice Period”) and shall furnish the Indemnitor with such information, as it has available, demonstrating its right or possible right to receive indemnity. If the potential claim is predicated on, or later results in, the filing by a third party of any action at law or in equity (a “Third Party Claim”), the Indemnitee shall provide the Indemnitor with a supplemental Initial Claim Notice not later than ten (10) days prior to the date on which a responsive pleading must be filed, and shall also furnish a copy of such claim (if made in writing) and of all documents received from the third party in support of such claim.  Every Initial Claim Notice shall, if feasible, contain a reasonable estimate by the Indemnitee of the losses, costs, liabilities and expenses (including, but not limited to, costs and expenses of litigation and attorneys’ fees) which the Indemnitee may incur.  The estimate, if any, included in the Initial Claim Notice shall NOT, in any way, limit Indemnitor’s Obligation to indemnify indemnitee for the full amount of indemnification that is due Indemnitee. In addition, each Initial Claim Notice shall name, when known, the person(s) making the assertions which are the basis for such claim.  Failure by the Indemnitee to deliver an Initial Claim Notice or an update thereof in a timely manner shall not relieve the Indemnitor of any of its obligations under this Agreement except to the extent that actual monetary prejudice to the Indemnitor can be demonstrated, including, without limitation, prejudice due to failure to provide notice to applicable insurers.

9.6 Rights of Indemnitor.  If, prior to the expiration of thirty (30) days from the mailing of an Initial Claim Notice related to a Third Party Claim (the “Claim Answer Period”), the Indemnitor delivers to Indemnitee a request in writing that such claim not be paid, the same shall not be paid, and the Indemnitor shall settle, compromise or litigate in good faith such claim, and shall employ qualified attorneys of its choice (which attorney’s shall be approved by Indemnitee, which approval shall not be unreasonably withheld) and at its expense; provided, however, that Indemnitee shall not be required to refrain from paying any claim which has matured by court judgment or decree, unless appeal is taken therefrom and proper appeal bond posted by the Indemnitor, nor shall it be required to refrain from paying any claim where such action would result in the foreclosure of a lien upon any of its assets or a default in a lease or other contract except a lease or other contract which is the subject of the dispute.  If the Indemnitor elects to settle, compromise or litigate such claim, all reasonable expenses, including but not limited to all amounts paid in settlement or to satisfy judgments or awards and reasonable attorney’s fees and costs, incurred by the Indemnitor in settling, compromising or litigating such claim shall be secured to the reasonable satisfaction of Indemnitee.  Indemnitee shall cooperate fully to make available to the Indemnitor and its attorneys, representatives and agents, all pertinent information under its control.  Indemnitee shall have the right to elect to settle or compromise all other contested claims with respect to which the Indemnitor has not, within the Claim Answer Period, acknowledged in writing its liability therefore, and its election to assume full responsibility for the settlement, compromise, litigation and payment of such claim.

9.7 Final Claims Statement.  At such time as Damages for which the Indemnitor is liable hereunder are incurred by Indemnitee by actual payment thereof in compliance with this Article 9 or by entry of a final judgment, Indemnitee shall forward a statement to the Indemnitor setting forth the amount of such Damages in reasonable detail and on an itemized basis (a “Final Claims Statement”).  Indemnitee shall supplement the Final Claims Statement with such supporting proof of loss (e.g., vouchers, canceled checks, accounting summaries, judgments, settlement agreement, etc.) as the Indemnitor may reasonably request in writing within thirty (30) days after receipt of a Final Claims Statement.  All amounts reflected on Final Claims Statements shall be paid promptly by Indemnitor to Indemnitee.

9.8 Limitations on Indemnification Obligations.

(a) Notwithstanding the other provisions of this Article 9, except for obligations under Section 9.10 and any obligations under this Article 9 with respect to the Title Representations, an Indemnitor shall not be liable to indemnify an Indemnitee following the Closing Date for Damages above unless Indemnitee delivers an Initial Claim Notice to Indemnitors of its claim for indemnification hereunder prior to the end of the applicable Survival Period set forth in Section 9.1 above.

(b) Except for obligations under Section 9.10 and any obligations under this Article 9 with respect to the Title Representations, an Indemnitor shall not be liable for any claim for Damages unless and until the aggregate of all Damages incurred as a result of all claims made against Indemnitor exceeds the sum of Two Hundred Thousand Dollars ($200,000) (the “Deductible Amount”), in which event the Indemnitor shall indemnify the Indemnitee for all Damages, up to One Million Dollars ($1,000,000), which includes the Deductible Amount.  Notwithstanding the foregoing, the limitation set forth herein shall not apply to Section 9.10 or any obligations under this Article 9 with respect to the Title Representations.

(c) The STM Shareholders shall be represented in all matters set forth in this Article 9 by the Shareholder Representative as set forth in Section 14.11.

9.9 Exclusive Remedy.  The remedies provided for in this Article 9 are exclusive and shall be in lieu of all other remedies for any breach of any representation, warranty, covenant, obligation or other provision of this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right to remedy arising by reason of any claim of fraud with respect to this Agreement.

9.10 By Villegas.  By execution of this Agreement, Villegas agrees to indemnify USD and each of its successors and assigns, against and in respect of any and all losses, liabilities, costs, expenses or damages (including without limitation judgments and settlement payments) incurred by them directly or indirectly incident to, arising in connection with or resulting from or relating to any misrepresentation, breach, nonperformance or inaccuracy of any representation or warranty by Villegas made or contained of this Agreement with respect to the Debt; and any and all reasonable costs, expenses and all other actual damages reasonably incurred by them in claiming, contesting or remedying any breach, misrepresentation, non-performance, inaccuracy or other matter described above, or in enforcing its right of indemnification hereunder, including, by way of illustration and not limitation, all legal, accounting and other professional fees and expenses, filing fees, collection costs and all fees, costs and expenses. USD shall initially be required to offset any claim for indemnity arising under this Section 9.10 against the aggregate principal amount outstanding under the Convertible Note.

ARTICLE 10
TERMINATION OF AGREEMENT

10.1 Termination of Previous Agreement.  Effective upon execution of this Agreement by all the Parties, the Parties hereby agree that the Previous Acquisition Agreement and Previous Debt Agreement are hereby terminated and shall be deemed null and void ab initio.

10.2 Methods of Termination.  Unless waived by the Parties hereto in writing, this Agreement may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of USD and the STM Shareholder Representative;

(b) by the STM Shareholder Representative, if there has been a breach by USD of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the STM Shareholders at the Closing under Section 4.1 and such violation or breach has not been waived by the STM Shareholders or cured by USD within ten (10) business days after written notice thereof from the STM Shareholder Representative;

(c) by USD, if there has been a breach by any of the STM Shareholders of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of USD at the Closing under Section 4.2, if the conditions to the obligations of USD set forth in Section 4.2 have not been met by [December 31, 2010], and such violation or breach has not been waived by USD or cured by the STM Shareholders within ten (10) business days after written notice thereof from USD.

10.3 Effect of Termination.  In the event of termination and abandonment by either USD or the STM Shareholders, or all of them, pursuant to Section 10.2 hereof, written notice thereof shall forthwith be given to the other Parties, and except as set forth in this Article 10, all further obligations of the Parties shall terminate, no Party shall have any right against the other Party hereto, and each Party shall bear its own costs and expenses.    Nothing contained in this Section 10.3 shall relieve any party from liability for any breach of this Agreement prior to such termination.

ARTICLE 11
COVENANTS

11.1 Ordinary Course. Prior to the Closing, except as contemplated by this Agreement, unless USD has consented in writing thereto, STM agrees to:

(a) conduct its operations according to its ordinary and usual course of business;

(b) use its best efforts to preserve intact its respective business organizations and goodwill, keep available the services of its officers, directors and employees and maintain satisfactory relationships with those persons having business relationships with it;

(c) confer on a regular basis with one or more representatives of USD to report operational matters of materiality and any proposals to engage in any material transactions;

(d) not propose, adopt, or authorize any amendment to any of its organizational documents;

(e) not authorize, issue, grant, award, transfer, purchase, retire or redeem any capital stock, or effect any stock split, combination, recapitalization or otherwise change its capitalization as it existed on the date of this Agreement;

(f) to pay debts and taxes when due (subject to good faith disputes over such debts or taxes) and to pay or perform other obligations when due;

(g) not declare, set aside or pay any dividend or distribution payable in cash, stock or property with respect to shares of its capital stock;

(h) not authorize, recommend or propose, or announce an intention to propose, any transaction, or enter into any agreement or arrangement with any other party, that could have a material adverse effect on its business condition;

(i) except in the ordinary course of business consistent with past practice, not (A) acquire or transfer any assets, (B) create or permit to exist any lien on any assets, (C) relinquish, forfeit or waive any right under any Material Contract, or (D) enter into any other material transaction;

(j) not incur any indebtedness;

(k) not enter into, amend or terminate any Material Contract with any Affiliate of STM or waive any rights under any such Material Contract;

(l) not adopt or amend any plan, arrangement, agreement or contract providing compensation or benefits to, for or on behalf of employees and/or directors of STM, increase compensation or benefits payable to employees under any plan, arrangement, agreement or contract or otherwise, or pay any bonuses to any employees;

(m) not enter into any transaction involving an obligation in excess of $25,000, except for obligations in connection with this Agreement;

(n) not take any action which would result in any of the representations and warranties of STM not to be true as of the Closing as if made at such time; and

(o) not enter into any contract, agreement or arrangment which would constitute a Material Contract hereunder.

11.2 STM Shareholders.  The STM Shareholders shall cause STM to perform or comply in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by STM prior to or at the Closing.  The STM Shareholders agree to promptly notify USD of any material event or occurrence not in the ordinary course of its business that would have or reasonably be expected to have a material adverse effect on STM.

11.3 Cooperation.  From the date hereof until the Closing, each Party to this Agreement agrees to provide reasonable cooperation to the other Party in the performance of all obligations under this Agreement.  Each Party shall use its reasonable efforts to satisfy or cause to be satisfied, at or prior to the Closing, the conditions to the other Party’s Closing obligations under this Agreement.

11.4 Access to Information.  From the date hereof until the Closing, STM shall, and the STM Shareholders shall cause STM to, permit representatives of USD, including the Auditors, to have full access to all premises, properties, books and records, contracts, tax records, and documents of or pertaining to STM.  STM and the STM Shareholders shall cooperate with the Auditors in the conduct of the audit provided for in Section 4.2(g) and take such actions as the Auditors may reasonably request, subject to USD’s undertaking to use its commercially reasonable efforts to keep confidential and protect the trade secrets of STM against any disclosure.  Notwithstanding anything to the contrary contained herein, USD may make a disclosure otherwise prohibited by this Section 11.4 if required by applicable law or regulation or regulatory, administrative or legal process (including, without limitation, by oral questions, interrogatories, requests for information, subpoena of documents, civil investigative demand or similar process) or the rules and regulations of the Securities and Exchange Commission or any stock exchange or trading system having jurisdiction over USD or STM.  In the event that USD or any of its representatives is requested or required to disclose any trade secrets of STM as provided in the proviso in the immediately preceding sentence, USD shall provide STM with prompt written notice of any such request or requirement so that STM may seek a protective order or other appropriate remedy.

ARTICLE 12
RELEASE BY STM SHAREHOLDERS

12.1 Except with respect to the Debt, each STM Shareholder releases and discharges STM and its affiliates, subsidiaries, officers, directors, employees, shareholders, agents, attorneys and predecessors and successors in interest, heirs, executors and assigns, from any and all claims for relief, including all causes of actions, suits, petitions or demands in law or equity, direct, derivative, or otherwise, and any and all allegations of liability, including any allegation of debts, obligations, promises, guarantees, damage awards, or for any equitable, legal and administrative relief that have been, could have been, or may be asserted in any court action, whether federal or state, or otherwise, or before any administrative body, tribunal, arbitrator or arbitration panel, regardless of whether known or unknown, foreseen or unforeseen, or fixed or contingent at the time of this Agreement, that any STM Shareholder may have against STM.  The release contained herein is intended to be complete and final and to cover not only claims, demands, liabilities, damages, actions and causes of action which are known, but also claims, demands, liabilities, damages, actions and causes of action which are unknown or which the STM Shareholder does not suspect to exist in its favor which, if known at the time of executing this Agreement, might have affected its actions, and therefore the STM Shareholder expressly waives the benefit of the provisions of Section 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Each STM Shareholder hereby waives and relinquishes all rights and benefits that he or she has or may have had under Section 1542 of the California Civil Code or the law of any other state, country, or jurisdiction to the same or similar effect to the full extent that he may lawfully waive such rights.

ARTICLE 13
NOTICES

All notices, demands or other communications given hereunder shall be in writing and shall be deemed to have been duly given when sent if sent by fax or e-mail, or the date received if sent by overnight courier, and if mailed shall be deemed to have been given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To USD:	USD Energy Corp. 9880 N. Magnolia Ave., #176 Santee, CA , USA 92071 Attn: Trisha Malone, CEO Telephone: (619) 717-8047 Facsimile: (619) 568-3148 Email: trish@usdenergy.com

With a copy to:	Vogt, Resnick & Sherak, LLP P.O. Box 7849 Newport Beach, CA, USA 92658-7849 Attn: Barnet Resnick, Esq. Telephone: (949) 851-9001 Facsimile: (949) 833-3445 Email: bresnick@vrslaw.net

To STM:	Santa Teresa Minerals, S.A. Bascunan Guerrero 530 Santiago, Chile Attn: Juan Carlos Camus V Telephone: 92271322 Facsimile: 6230584 Email: jccamuslv@yahoo.es

To the STM Shareholder Representative:	At the address provided for STM above.

ARTICLE 14
MISCELLANEOUS

14.1 Additional Undertakings.  Each of USD, STM and the STM Shareholders agrees to take such actions as are reasonably necessary to carry out the intentions of the parties under this Agreement, including but not limited to the prompt execution and delivery of any documents reasonably necessary to carry out and perform the terms or intention of this Agreement.

14.2 Costs and Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses, unless otherwise agreed, except that all costs and expenses incurred in connection with this Agreement by STM shall be paid by the STM Shareholders.

14.3 Governing Law; Venue; Choice of Language.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, USA, without regard to conflicts of laws of principles, and each Party hereby agrees that all performances due and transactions undertaken pursuant to this Agreement shall be deemed to be due or have occurred in California, and the exclusive venue and place of jurisdiction for any litigation arising from or related to this Agreement shall be the state or federal courts located in Orange County, State of California, USA.  To the extent of any inconsistency between this English language version and the Spanish language translation of this Agreement, the Agreement shall be construed in accordance with English.

14.4 Headings.  The headings used in this Agreement are for convenience only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.

14.5 Counterparts.  This Agreement may be executed in one or more counterparts which when taken together shall constitute one agreement.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

14.6 Enforcement of Agreement.  This Agreement is intended for the benefit of the Parties hereto and is not for the benefit of, nor may any provisions hereof be enforced by any other person, firm or entity.

14.7 Modification and Amendments.  This Agreement may be amended, modified and supplemented in writing only by the mutual consent of USD, STM and the STM Shareholder Representative.

14.8 Successors and Assigns.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other parties, and any attempts to do so without the consent of the other Parties shall be void and of no effect.

14.9 Attorneys Fees and Costs.  In the event any Party breaches the terms of this Agreement, the non-breaching Parties shall be entitled to the recovery of their reasonable attorney’s fees and other professional costs and fees incurred in enforcing their rights hereunder.

14.10 Entire Agreement.  This writing constitutes the entire agreement and understanding between the Parties hereto with respect to the subject matter contained herein.  No Party is relying on any representation or statement not contained in this writing.  This Agreement supersedes and cancels any prior agreements relating to the subject matter contained herein.

14.11 Action by STM Representative.  By virtue of the execution of this Agreement by the STM Shareholders, each of the STM Shareholders shall be deemed to have agreed to appoint Villegas as his or her agent and attorney-in-fact, as the STM Shareholder Representative for and on behalf of the STM Shareholders to give and receive notices and communications, to act on all matters contemplated in Article 9, Article 10 or Section 14.7 above, and to take all other actions that are either (i) necessary or appropriate in the sole judgment of the STM Shareholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Each STM Shareholder hereby acknowledges such agency and the arrangements contemplated in this Section 14.11.  Such agency may be changed by the STM Shareholders from time to time upon not less than 30 days prior written notice to USD; provided, however, that the STM Shareholder Representative may not be removed unless the STM Shareholders holding two-thirds of the pre-Closing STM Shares agree to such removal and to the identity of the substituted agent. Notwithstanding the foregoing, a vacancy in the position of STM Shareholder Representative may be filled by the STM Shareholders holding a majority of the pre-Closing STM Shares.  No bond shall be required of the STM Shareholder Representative, and the STM Shareholder Representative shall not receive any compensation for his services.  Notices or communications to or from the STM Shareholder Representative shall constitute notice to or from each of the STM Shareholders.

14.12 Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

USD ENERGY CORP.

By:	/s/ Trisha Malone
Trisha Malone
Chief Executive Officer

[Additional Signature Pages Follow]

SANTA TERESA MINERALS, S.A.

By:	/s/ Angelica Elisa Gonzalez Gonzalez
President
Angelica Elisa Gonzalez Gonzalez

[Additional Signature Pages Follow]

/s/ Juan Carlos Camus Villegas
Juan Carlos Camus Villegas

Accredited Investor Status.  Please complete each of the following certifications that applies to you:

In addition to signing the above as a Party to the Agreement, by signing above, I also certify that I am an "accredited investor" because-

☐
I had an individual income of more than $200,000 in each of the two most recent calendar years, and I reasonably expect to have an individual income in excess of $200,000 in the current calendar year; or

☐
My spouse and I had joint income in excess of $300,000 in each of the two most recent calendar years, and we reasonably expect to have a joint income in excess of $300,000 in the current calendar year; or

☒	I have an individual net worth, or my spouse and I have a joint net worth, in excess of $1,000,000 (excluding the value of your personal residence).

“Net worth” means total assets at fair market value in excess of total liabilities.  “Total assets” shall not include the value of any primary residence, and “total liabilities” shall not include the amount of any mortgage loan on any primary residence of up to the fair value of the residence.

“Income” means adjusted gross income, as reported for Federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any tax-exempt interest income under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”) received, (ii) the amount of losses claimed as a limited partner in a limited partnership reported on Schedule E of Form 1040 and (iii) any deduction claimed for depletion under Section 611 et. seq. of the Code.

[Additional Signature Pages Follow]

/s/ Don Felipe Igancio Jimenez Gonzalez
Don Felipe Igancio Jimenez Gonzalez

Accredited Investor Status.  Please complete each of the following certifications that applies to you:

In addition to signing the above as a Party to the Agreement, by signing above, I also certify that I am an "accredited investor" because-

☐
I had an individual income of more than $200,000 in each of the two most recent calendar years, and I reasonably expect to have an individual income in excess of $200,000 in the current calendar year; or

☐
My spouse and I had joint income in excess of $300,000 in each of the two most recent calendar years, and we reasonably expect to have a joint income in excess of $300,000 in the current calendar year; or

☒	I have an individual net worth, or my spouse and I have a joint net worth, in excess of $1,000,000 (excluding the value of your personal residence).

“Net worth” means total assets at fair market value in excess of total liabilities.  “Total assets” shall not include the value of any primary residence, and “total liabilities” shall not include the amount of any mortgage loan on any primary residence of up to the fair value of the residence.

“Income” means adjusted gross income, as reported for Federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any tax-exempt interest income under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”) received, (ii) the amount of losses claimed as a limited partner in a limited partnership reported on Schedule E of Form 1040 and (iii) any deduction claimed for depletion under Section 611 et. seq. of the Code.

[Additional Signature Pages Follow]

/s/ Carolina Constanza Camus Gonzalez
Carolina Constanza Camus Gonzalez

Accredited Investor Status.  Please complete each of the following certifications that applies to you:

In addition to signing the above as a Party to the Agreement, by signing above, I also certify that I am an "accredited investor" because-

☐
I had an individual income of more than $200,000 in each of the two most recent calendar years, and I reasonably expect to have an individual income in excess of $200,000 in the current calendar year; or

☐
My spouse and I had joint income in excess of $300,000 in each of the two most recent calendar years, and we reasonably expect to have a joint income in excess of $300,000 in the current calendar year; or

☒	I have an individual net worth, or my spouse and I have a joint net worth, in excess of $1,000,000 (excluding the value of your personal residence).

“Net worth” means total assets at fair market value in excess of total liabilities.  “Total assets” shall not include the value of any primary residence, and “total liabilities” shall not include the amount of any mortgage loan on any primary residence of up to the fair value of the residence.

“Income” means adjusted gross income, as reported for Federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any tax-exempt interest income under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”) received, (ii) the amount of losses claimed as a limited partner in a limited partnership reported on Schedule E of Form 1040 and (iii) any deduction claimed for depletion under Section 611 et. seq. of the Code.

[Additional Signature Pages Follow]

/s/ Angelica Soledad Camus Gonzalez
Angelica Soledad Camus Gonzalez

Accredited Investor Status.  Please complete each of the following certifications that applies to you:

In addition to signing the above as a Party to the Agreement, by signing above, I also certify that I am an "accredited investor" because-

☐
I had an individual income of more than $200,000 in each of the two most recent calendar years, and I reasonably expect to have an individual income in excess of $200,000 in the current calendar year; or

☐
My spouse and I had joint income in excess of $300,000 in each of the two most recent calendar years, and we reasonably expect to have a joint income in excess of $300,000 in the current calendar year; or

☒	I have an individual net worth, or my spouse and I have a joint net worth, in excess of $1,000,000 (excluding the value of your personal residence).

“Net worth” means total assets at fair market value in excess of total liabilities.  “Total assets” shall not include the value of any primary residence, and “total liabilities” shall not include the amount of any mortgage loan on any primary residence of up to the fair value of the residence.

“Income” means adjusted gross income, as reported for Federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any tax-exempt interest income under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”) received, (ii) the amount of losses claimed as a limited partner in a limited partnership reported on Schedule E of Form 1040 and (iii) any deduction claimed for depletion under Section 611 et. seq. of the Code.

[Additional Signature Pages Follow]

/s/ Angelica Elisa Gonzalez Gonzalez
Angelica Elisa Gonzalez Gonzalez

Accredited Investor Status.  Please complete each of the following certifications that applies to you:

In addition to signing the above as a Party to the Agreement, by signing above, I also certify that I am an "accredited investor" because-

☐
I had an individual income of more than $200,000 in each of the two most recent calendar years, and I reasonably expect to have an individual income in excess of $200,000 in the current calendar year; or

☐
My spouse and I had joint income in excess of $300,000 in each of the two most recent calendar years, and we reasonably expect to have a joint income in excess of $300,000 in the current calendar year; or

☒	I have an individual net worth, or my spouse and I have a joint net worth, in excess of $1,000,000 (excluding the value of your personal residence).

“Net worth” means total assets at fair market value in excess of total liabilities.  “Total assets” shall not include the value of any primary residence, and “total liabilities” shall not include the amount of any mortgage loan on any primary residence of up to the fair value of the residence.

“Income” means adjusted gross income, as reported for Federal income tax purposes, less any income attributable to a spouse or to property owned by a spouse, increased by the following amounts (but not including any amounts attributable to a spouse or to property owned by a spouse): (i) the amount of any tax-exempt interest income under Section 103 of the Internal Revenue Code of 1986, as amended (the “Code”) received, (ii) the amount of losses claimed as a limited partner in a limited partnership reported on Schedule E of Form 1040 and (iii) any deduction claimed for depletion under Section 611 et. seq. of the Code.

LIST OF EXHIBITS AND SCHEDULES

Exhibit A---List of STM Shareholders

Exhibit B--- Form of Convertible Note

Exhibit C---Form of Consent of Spouse for STM Shareholders

Schedule 6(c) – Assets

Schedule 6(e) – Liabilities

Schedule 6(o) – Material Agreements

EXHIBIT A

LIST OF STM SHAREHOLDERS

NAME	NUMBER OF STM SHARES OWNED	NUMBER OF USD SHARES TO BE RECEIVED
Juan Carlos Camus Villegas	12,000	20,400,000
Don Felipe Igancio Jimenez Gonzalez	750	1,275,000
Carolina Constanza Camus Gonzalez	750	1,275,000
Angelica Soledad Camus Gonzalez	750	1,275,000
Angelica Elisa Gonzalez Gonzalez	750	1,275,000
	15,000	25,500,000

EXHIBIT B

FORM OF CONVERTIBLE NOTE

EXHIBIT B

THIS NOTE, AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE REOFFERED, SOLD, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (1) REGISTRATION UNDER SUCH ACT OR LAWS OR (2) AN OPINION OF COUNSEL FOR THE COMPANY OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

USD ENERGY CORP.
CONVERTIBLE PROMISSORY NOTE

US$________	_________, 2010

FOR VALUE RECEIVED, USD ENERGY CORP., a Nevada corporation (the “Company”), promises to pay to the order of Juan Carlos Camus Villegas (the “Payee”), at __________________________________ or at such other place as Payee may designate in writing, the principal sum of ________________ Dollars (US$______) (the “Principal Amount”), without interest, on the terms set forth below.  All payments of principal hereunder shall be made in U.S. currency.  Payments pursuant to this Note shall be deemed made when funds are sent by the Company to the Holder (defined below).

This Note is made in connection with that certain Exchange Agreement dated November __, 2010 between, among other parties, Company and Payee (the “Exchange Agreement”).

1. Definitions.  Capitalized terms not defined herein shall have the same meaning as set forth in the Exchange Agreement.  The following terms shall have the meanings herein specified:

“Affiliate” means, with respect to any specified person, (a) any other person who, directly or indirectly, owns or controls, is under common ownership or control with, or is owned or controlled by, such specified person, (b) any other person who is a director, officer, partner or trustee of the specified person or a person described in clause (a) of this definition or any spouse of the specified person or any such other person, (c) any relative of the specified person or any other person described in clause (b) of this definition, (d) any person of which the specified person and/or any one or more of the persons specified in clause (a),(b) or (c) of this definition, individually or in the aggregate, beneficially own 20% or more of any class of voting securities or otherwise have a substantial beneficial interest, or (e) any member of any Group to which the specified person is a member or any Affiliate of any member of such Group.  For the purpose of this definition, “control” of a person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of their management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the Exchange Act.

“Common Stock” means authorized Common Stock, $.001 par value, of the Company.

“Conversion Notice” shall have the meaning set forth in Section 2(b).

“Conversion Price” shall mean the per share price(s) at which some or all of the Principal Amount is converted or convertible pursuant to Section 2, and in all cases as adjusted pursuant to Section 2.

“Conversion Shares” means the shares of Common Stock issuable upon conversion of this Note.

“Event of Default” means an event specified in Section 4 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Securities” means securities issued as a result of any stock split, stock dividend or reclassification of Common Stock, distributable on a pro rata basis to all holders of Common Stock.

“Future Issuance” shall have the meaning set forth in Section 2(a).

“Group” means any syndicate or group that would be considered a “person” for purposes of Section 13(d) of the 1934 Act.

“Holder” means the Payee, and each endorsee, pledgee, assignee, owner and holder of this Note, as such; and any consent, waiver or agreement in writing by the then Holder with respect to any matter or thing in connection with this Note, whether altering any provision hereof or otherwise, shall bind all subsequent Holders.  Notwithstanding the foregoing, the Company may treat the registered holder of this Note as the Holder for all purposes.

“Principal Amount” shall have the meaning set forth in the initial paragraph.

“Person” means an individual, trust, partnership, firm, association, corporation or other organization or a government or governmental authority.

“Share Equivalents” means options, warrants, convertible preferred stock, convertible debt, or other securities convertible into or exercisable for shares of Common Stock.

“STM Shareholders” mean Payee, Don Felipe Igancio Jimenez Gonzalez, Carolina Constanza Camus Gonzalez, Angelica Soledad Camus Gonzalez, and Angelica Elisa Gonzalez Gonzalez.

Words of one gender include the other gender; the singular includes the plural; and the plural includes the singular, unless the context otherwise requires.

2. Conversion of the Note.

(a) Election to Convert.  Holder may, at its option exercisable by written notice (the “Conversion Notice”) to the Company at any time prior to payment of this Note in full, or _____________, 2012 (18 months following the Closing Date), whichever occurs first, elect to convert all or any part of the entire outstanding principal amount of this Note into shares of Common Stock at a conversion price equal to the lesser of (i) US$.01 per share (subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of Common Stock), or (ii) if between the date hereof and such conversion, the Company issues or sells Common Stock, other than Excluded Securities (a “Future Issuance”), at a price per share less than US$.01 per share, the lowest per share price at which any such shares of Common Stock are issued or sold in such Future Issuance (subject to adjustment in the event of any stock splits, stock dividends or other recapitalization of such class or series of Common Stock subsequent to the date of such sale or issuance). For purposes of this Section, the issuance or sale of any Share Equivalents shall be deemed to be an issuance or sale, at a per share price equal to a fraction, the numerator of which is equal to the sum of (i) the total amount received or receivable by the Company as consideration for such issuance of the Share Equivalent, plus (ii) the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Share Equivalent, and the denominator of which is equal to the total number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Share Equivalents.  If the Company issues or sells any Common Stock or Share Equivalents for consideration other than cash, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as reasonably determined by the Company’s Board of Directors with the advice of the Company’s investment banker, if any.  If the Company sells units consisting of two or more different securities at a single per unit price, the Company’s Board of Directors shall, with the advice of the Company’s investment banker, if any, make a reasonable allocation of the per unit price among such different securities, and each security included in such unit shall be deemed to have been sold at such allocated price for purposes of this section.

(b) Delivery of Conversion Shares.  The Common Stock issued on conversion of this Note (the “Conversion Shares”) shall be delivered as follows: As promptly as practicable after conversion, the Company shall deliver to Holder, or to such person or persons as are designated by Holder in the Conversion Notice, a certificate or certificates representing the number of shares of Common Stock into which this Note or portion thereof is to be converted in such name or names as are specified in the Conversion Notice, together with, in the case of conversion of the entire remaining principal balance hereof, any cash payable in respect of a fractional share.  Such conversion shall be deemed to have been effected at the close of business on the date when this Note shall have been surrendered to the Company for conversion, so that the person entitled to receive such Conversion Shares shall be treated for all purposes as having become the record holder of such Conversion Shares at such time.  In the event that less than the entire outstanding principal of this Note is converted hereunder pursuant to subsection (a) above, this Note shall not be surrendered for cancellation but shall have the fact and amount of conversion recorded on the face of this Note by writing acknowledged by Holder and the Company.  If less than the entire principal balance of this Note is converted, the amount of principal converted shall be reduced to the nearest amount that results in no fractional shares.

(c) Reservation of Shares.  The Company agrees that, during the period within which this Note may be converted, the Company will at all times have authorized and in reserve, and will keep available solely for delivery upon the conversion of this Note, Common Stock and other securities and properties as from time to time shall be receivable upon the conversion of this Note, free and clear of all restrictions on issuance, sale or transfer other than those imposed by law and free and clear of all pre-emptive rights.  The Company agrees that the Conversion Shares shall, at the time of such delivery, be validly issued and outstanding, fully paid and non-assessable, and the Company will take all such action as may be necessary to assure that the stated value or par value per share of the Conversion Shares is at all times equal to or less than the Conversion Price.

(d) Protection Against Dilution.

(A) In the event of any consolidation with or merger of the Company with or into another corporation (other than a merger or consolidation in which the Company is the surviving or continuing corporation), then such successor corporation shall (i) execute with the Holder an agreement providing that the Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such consolidation or merger by a holder of the number of shares of Common Stock for which this Note might have been converted immediately prior to such consolidation or merger, (ii) make effective provision in its articles of association or otherwise, if necessary, in order to effect such agreement, and (iii) set aside or reserve, for the benefit of the Holder, the stock, securities, property and cash to which the Holder would be entitled upon conversion of this Note.

(B) In the event of any reclassification or change of the Common Stock into which this Note may be converted (other than a change in par value or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), or in the event of any consolidation or merger of another corporation into the Company in which the Company is the continuing corporation and in which there is a reclassification or change (including a change to the right to receive cash or other property) of the Common Stock into which this Note may be converted (other than a change in par value, or from no par value to a specified par value, or as a result of a subdivision or combination, but including any change in the shares into two or more classes or series of shares), in either case while any principal remains outstanding under this Note, then the Holder shall have the right thereafter to receive upon conversion of this Note solely the kind and amount of shares of stock and other securities, property, cash or any combination thereof receivable upon such reclassification, change, consolidation or merger by a holder of the number of shares of Common Stock for which this Note might have been converted immediately prior to such reclassification, change, consolidation or merger.

(C) If, following any Future Issuance of Common Stock upon which the calculation of the Conversion Price is based and while any principal remains outstanding under this Note, the Company distributes to holders of such class or series of Common Stock any assets (excluding ordinary cash dividends) or debt securities or any rights or warrants to purchase debt securities, assets or other securities, the Conversion Price shall be adjusted in accordance with the formula:

C1 = C x [(O x M)-F]
O x M

where:

C1 = the adjusted Conversion Price.

C = the Conversion Price prior to adjustment pursuant to this subsection.

M = the fair market value per share of such class or series of Common Stock before the record date mentioned below, as reasonably determined by the Company’s Board of Directors with the advice of the Company’s investment banker.

O = the number of shares of such class or series of Common Stock outstanding on the record date mentioned below.

F = the fair market value on the record date of the aggregate of all assets, securities, rights or warrants distributed, as reasonably determined by the Company’s Board of Directors with the advice of the Company’s investment banker.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.  The above provisions of this Section 2 shall similarly apply to successive reclassifications and changes of Common Stock and to successive consolidations, mergers, sales, leases or conveyances.

(e) Notice of Event.  Notice of any such consolidation, merger, sale, distribution, reclassification or reorganization and of such provisions so proposed to be made, shall be mailed to the Holder not less than fifteen (15) days prior to such event.

(f) Group Limitation on Conversion Rights.  Notwithstanding any provisions of this Note to the contrary, the conversion rights herein shall be limited and shall not be exercisable to the extent that the conversion into Common Stock hereunder would thereupon result in the STM Shareholders and their Affiliates, in the aggregate, having Beneficial Ownership of more than 51% of the Common Stock of the Company.  In such event that the conversion would cause the Beneficial Ownership STM Shareholders and their Affiliates to exceed such limit, the conversion shall be limited to the extent necessary to avoid the exceeding of the limitation.

3. Payment of this Note.

(a) Payment after Conversion Deadline.  All principal that has not been converted into Common Stock pursuant to Section 2 above shall be due and payable on November 1, 2012, and, at any time thereafter, the Holder may proceed to collect such unconverted principal.

(b) Payment on an Event of Default.  If an Event of Default occurs and is continuing, then the Holder of this Note may, by written notice to the Company, declare this Note immediately due and payable and demand payment of all principal that has not been converted into Common Stock pursuant to Section 2 above, and, at any time thereafter, the Holder may proceed to collect such unconverted principal.

(c) Prepayment.  The Company may prepay this Note at any time and from time to time, in whole or in part, without penalty; provided, that the Company shall give Holder at least 15 days’ advance written notice of the Company’s intent to prepay and Holder shall have the right to convert all or any portion of this Note pursuant to Section 2(b) at any time during such 15-day period, as applicable.

4. Events of Default.  The existence of any of the following conditions shall constitute an Event of Default:

(a) Commencement of proceedings under any bankruptcy or insolvency law or other law for the reorganization, arrangement, composition or similar relief or aid of debtors or creditors if such proceeding remains undismissed and unstayed for a period of 60 days following notice to the Company by the Holder.

(b) If the Company shall dissolve, liquidate or wind up its affairs or sell substantially all of its assets.

(c) Attachment or similar process of execution is levied against a material portion of the Company’s assets and such process is not terminated and any orders issued pursuant thereto canceled within 90 calendar days.

(d) The Company is in material breach of any provision of this Note, which breach (other than a breach described in Section 4(a) above) continues for more than 30 calendar days following notice to the Company by the Holder.

5. Transfer.

(a) Transfer of this Note shall be subject to prior delivery by the proposed transferee to the Company of an opinion of counsel that such transfer is in compliance with all federal and all applicable securities laws.  In order to transfer this Note, the Holder, or its duly authorized attorney, shall surrender this Note at the office of the Company pursuant to Section 9 herein, accompanied by an assignment duly executed by the Holder hereof.

(b) This Note is, and each certificate representing Conversion Shares shall be, stamped or otherwise imprinted with a legend substantially in the following form:

“The securities represented hereby have not been registered under the Securities Act of 1933, as amended or applicable state securities laws and may not be reoffered, sold, transferred, pledged, or otherwise disposed of except pursuant to (1) registration under such act or laws or (2) an opinion of counsel for the Company or other counsel reasonably acceptable to the Company to the effect that such registration is not required.”

6. Loss or Mutilation of Note.  Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, together with an indemnity reasonably satisfactory to the Company, in the case of loss, theft, or destruction, or the surrender and cancellation of this Note, in the case of mutilation, the Company shall execute and deliver to the Holder a new Note of like tenor and denomination as this Note.

7. Holder not Shareholder.  This Note does not confer upon the Holder any right to vote or to consent or to receive notice as a shareholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the conversion hereof.

8. Waivers.  The failure of Holder to enforce at any time any of the provisions of this Note shall not, absent an express written waiver signed by Holder specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way to affect the validity of this Note or any part hereof or the right of Holder thereafter to enforce each and every such provision.  No waiver of any breach of this Note shall be held to be a waiver of any other or subsequent breach.

9. Notices.  All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to Holder to:
with a copy to:
If to Company:	USD Energy Corp. 9880 N. Magnolia Ave., #176 Santee, CA , USA 92071 Attn: Trisha Malone, CEO Telephone: (619) 717-8047 Facsimile: (619) 568-3148 Email: trish@usdenergy.com
With a copy to:	Vogt, Resnick & Sherak, LLP P.O. Box 7849 Newport Beach, CA 9265 8-7849 Attn: Barnet Resnick, Esq. Telephone: (949) 851-9001 Facsimile: (949) 833-3445 Email: bresnick@vrslaw.net

Any party may change the above specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed.  All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile, provided that any such facsimile is received during regular business hours at the recipient’s location) or on the day shown on the return receipt (if delivered by mail or delivery service).

10. Headings.  The titles and headings to the Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Note.  This Note shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Note to be drafted.

11. Applicable Law and Jurisdiction: Choice of Language.  The legality, validity, enforceability and interpretation of this Note and the relationship of the parties hereunder shall be governed by the laws of the State of Nevada, without giving effect to the principles of conflict of laws.  Any claim, cause of action, suit or demand allegedly arising out of or related to this Note, or the relationship of the parties, shall be brought exclusively in the state or federal courts located in Orange County, California USA, and the parties irrevocably consent to the exclusive jurisdiction and venue of such courts and waive any objections they may have at any time to such exclusive jurisdiction and venue.  To the extent of any inconsistency between this English language version and the Spanish language translation of this Note, the Note shall be construed in accordance with English.

12. Severability.  Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

IN WITNESS WHEREOF, USD ENERGY CORP.  has caused this Convertible Promissory Note to be signed in its name by the signature of its duly authorized representative.

USD ENERGY CORP.

By:
Name: Trisha Malone
Title: Chief Executive Officer

 EXHIBIT C

SPOUSAL CONSENT

I, _______________, being the spouse of _______________, hereby acknowledge and agree as follows:

1. I have read and clearly understand that certain Exchange Agreement dated November 2010 (the “Agreement”) by and between USD ENERGY CORP., a Nevada corporation (“USD”); SANTA TERESA MINERALS, S.A., a Chilean close corporation (“STM”); and the STM Shareholders listed on Exhibit A attached thereto, including my spouse.

2. I understand that, under the terms of this Agreement, my spouse agrees to exchange all of his/her shares of common stock in STM, including any community interest of mine, for shares of common stock in USD, on terms set forth in the Agreement, and to enter into a Shareholders Agreement with the USD Principals concerning the USD shares.

3. I hereby consent to be bound by the provisions of the Agreement in its entirety, including but not limited to those provisions which relate to the exchange of ownership interests in USD and STM and the Shareholders Agreement mentioned therein, and all associated instruments.

DATED: __________, 2010